Exhibit 3.3

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

TGPX HOLDINGS I LLC

This Limited Liability Company Agreement (this “Agreement”) of TGPX Holdings I LLC, a Delaware limited liability company (the “Company”), dated as of August 23, 2017, is entered into by TGP Holdings LP, a Delaware limited partnership, as the sole member of the Company (the “Member”). Any capitalized term used herein without definition shall have the meaning set forth in Article XI.

WHEREAS, the Company has been formed under the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”) and is governed by the Act.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.1     Formation. The Company has been formed as a Delaware limited liability company by the filing of the certificate of formation under and pursuant to the Act.

Section 1.2     Company Name. The name of the limited liability company is TGPX Holdings I LLC. The business of the Company may be conducted under such other names as the Member (as defined below) may from time to time designate; provided that the Company complies with all relevant state laws relating to the use of fictitious and assumed names.

Section 1.3     Registered Agent and Office. The address of the registered office and the registered agent of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The Member may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

Section 1.4     Principal Place of Business. The principal place of business of the Company shall be at 666 Fifth Avenue, 36th Floor, New York, New York 10103. The location of the Company’s principal place of business may be changed by the Member from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

Section 1.5     Qualification in Other Jurisdictions. Any authorized Person of the Company may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.6     Fiscal Year. The fiscal year of the Company shall be as fixed by the Member.

ARTICLE II

PURPOSE AND POWERS OF THE COMPANY

Section 2.1     Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities advisable or incidental thereto.

Section 2.2     Powers of the Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.1.

ARTICLE III

MEMBERS AND INTERESTS

Section 3.1     Powers of Member. The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the Act and the express terms of this Agreement.

Section 3.2     Interests Generally.

(a) Units Generally. Subject to the terms of this Agreement, the Member may from time to time, without obtaining the consent of the Member, create and issue any class or series of limited liability company interests (“Interests”) denominated in the form of “Units” on such terms and conditions as the Member may determine.

(b) Common Units. As of the date of hereof, the Company has one class of Units: Common Units (“Common Units”). The holders of Common Units shall have the rights with respect to profits, losses and distributions of the Company as are set forth herein. The number of Common Units held by the Member as of any given time shall be set forth on Schedule A hereto, as such schedule may be updated from time to time in accordance with this Agreement.

Section 3.3     Business Transactions of the Member with the Company. The Member may lend money to, borrow money from, act as surety or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, or transact any other business with the Company or any of its Subsidiaries, provided that any such transaction shall require the express approval of the Member.

Section 3.4     No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Act.

Section 3.5     Admission of Additional Members. The Member may admit one or more Persons to the Company, as additional members, on such terms as the Member may determine.

ARTICLE IV

MANAGEMENT

Section 4.1     Management Generally. The Company will be managed by the Member, the Company’s sole member, which shall be designated as the managing member of the Company. The Member shall be deemed to be a “manager” within the meaning of Section 18-101(10) of the Act. The Member shall have all of the powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Member may appoint, employ or otherwise contract with any Person, including, without limitation, any officer, employee or agent of the Company, for the transaction of business of the Company or the performance of services for or on behalf of the Company, and the Member may delegate to any such Person such authority to act on behalf of the Company as the Member shall possess.

Section 4.2     Officers.

(a) Appointment of Officers; Vacancies. The Member may, from time to time, designate one or more persons to be officers of the Company (the “Officers”) and assign such officers titles (including, without limitation, Vice President, Secretary and Treasurer). As of the date hereof, the Officers of the Company are set forth on Schedule B hereto. Any number of offices may be held by the same person. The Member may remove and replace any Officer at any time in its sole discretion. Any vacancy occurring in the office of any Officer may be filled by the Member. Each Office shall serve in office until such Officer’s successor has been appointed and qualified or until the earlier of his or her death, disability, resignation or removal by the Member (with or without cause).

(b) Authority of Officers. Each Officer shall have the power and authority to bind the Company. If the title of an Officer designated by the Member is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, unless the Member limits such authorities or duties at the time of such designation or any time thereafter in its discretion and the Officers shall have such powers and perform such duties as may from time to time be assigned to such Officer by the Member. Any delegation pursuant to this Section 4.2(b) may be revoked at any time by the Member.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

Section 5.1     Distributions. In the sole discretion of the Member, the Company may from time to time distribute its available cash to the Member.

Section 5.2     Allocations. Allocations of profits and losses shall be made 100% to the Member.

ARTICLE VI

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 6.1     Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Covered Persons shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 6.2     Exculpation. To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any other Person who is bound by this Agreement for (a) any Loss incurred by reason of any act or omission performed or omitted by such Covered Person in the absence of entry of a final and non-appealable judgment of a court of competent jurisdiction finding the Loss to be the result of such Covered Person’s bad faith or willful breach of this Agreement, (b) any tax liability imposed on the Company, or (c) any Losses due to the acts or omissions of any employees, brokers or other agents of the Company.

Section 6.3     Fiduciary Duty. Any duties (including fiduciary duties) of a Covered Person to the Company or to any other Covered Person that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable law, provided that (i) the foregoing shall not eliminate the obligation of each Covered Person to act in compliance with the express terms of this Agreement and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing.

Section 6.4     Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Covered Person from and against any and all losses, liabilities, damages, claims, judgments, awards, settlements, demands, offsets, costs or expenses (including interest, penalties, court costs, arbitration costs and fees, witness fees and reasonable fees and expenses of outside attorneys, investigators, expert witnesses, accountants and other professionals) (collectively, “Losses”) resulting from a claim, demand, investigation, lawsuit, action or proceeding arising out of or in connection with (a) the business or affairs of the Company or any of its Subsidiaries (or any Accommodation Enterprise), or (b) the fact that the Covered Person is or was a current or former Member or an Affiliate thereof (or an officer, director, shareholder, partner, member, employee, representative or agent of a current or former Member or any of their respective Affiliates) or a current or former manager, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company as a director, officer, manager employee or agent of another corporation, company, partnership, joint venture, trust, benefit plan or other enterprise (each, an “Accommodation Enterprise”) or act or omission performed or omitted by such Covered Person in such capacity, unless the Losses are found by a court of competent jurisdiction, upon entry of a final and non-appealable judgment, to be the result of such Covered Person’s bad faith. The satisfaction of any indemnification obligation pursuant to this Section 6.4 shall be from and limited to the assets of the Company (including insurance and any agreements pursuant to which the Company, its Managers, Officers or employees are entitled to indemnification) and no Member, in such capacity, shall be subject to personal liability therefor or shall be required provide funding towards satisfying such indemnification obligations of the Company.

Section 6.5     Advancement of Expenses. To the fullest extent permitted by applicable law, costs and expenses (including interest, penalties, court costs, arbitration costs and fees, witness fees and reasonable fees and expenses of outside attorneys, investigators, expert witnesses, accountants and other professionals) incurred by a Covered Person defending any claim, demand, action, suit or proceeding, or responding to any investigation or audit or similar inquiry shall, from time to time upon request by a Covered Person, be advanced by the Company prior to final determination that the Covered Person is entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay amounts advanced if it shall be determined by a court of competent jurisdiction, upon entry of a final and non-appealable judgment, that the Covered Person is not entitled to be indemnified as provided in Section 6.4.

Section 6.6     Contribution. If for any reason (other than, in the case of bad faith of a Covered Person) the indemnification, reimbursement or advance under this Article VI is unavailable to a Covered Person, or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Covered Person on the other hand but also the relative fault of the Company and such Covered Person, as well as any relevant equitable considerations.

Section 6.7     Insurance. The Company may maintain insurance, at its expense, to protect itself and any Manager, Officer, employee or agent of the Company or another corporation, company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

Section 6.8     Continuation of Rights. The rights conferred upon the Covered Persons in this Article VI shall be contract rights that vest upon the occurrence or the alleged occurrence of any act, omission or event giving rise to any proceeding or threatened proceeding and such rights shall continue as to a Covered Person who has ceased to be in the position that qualifies it to be a Covered Person and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, repeal or alteration of this Article VI or the Act that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Loss arising out of or in connection with the business and operation of the Company or any of its Subsidiaries (including any transactions, acts, omissions, facts and circumstances related thereto) that occurs prior to such amendment, alteration or repeal, including when a claim or proceeding regarding any such transaction, act, omission, fact or circumstance is first threatened or convened after such amendment, alteration or repeal.

Section 6.9     Non-Exclusive Right. The indemnification and advancement of expenses provided by, or granted pursuant to, the provisions of this Article VI shall not be deemed to be exclusive of any other rights to which any Covered Person seeking indemnification or advancement of expenses may be entitled under any agreement, both as to action in such Covered Person’s official capacity and as to action in another capacity while holding such position or related to the Company or any of its Subsidiaries.

Section 6.10     Limitation on Contribution Rights of Company. The Company shall not have the right, if any, to seek contribution or other reimbursement from any Person that is subject to an obligation (under contract, law or otherwise) to indemnify any Covered Person with respect to any Losses for which such Covered Person is entitled to indemnification pursuant to this Agreement; provided, however, that the Company may seek such contribution or reimbursement from any of its direct or indirect Subsidiaries or pursuant to insurance policies maintained by the Company or any direct and indirect Subsidiary of the Company with respect to such Losses.

Section 6.11     Severability. To the fullest extent permitted by applicable law, if any portion of this Article VI shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any claim, demand, action, suit or proceeding, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated.

ARTICLE VII

ASSIGNMENTS

The Member may assign in whole or in part its Interests.

ARTICLE VIII

TAX MATERS

Section 8.1     Status of the Company. It is intended that the Company be treated for U.S. federal income tax purposes as an association taxable as a corporation, pursuant to a valid election made under U.S. Treasury Regulation Section 301.7701-3, effective as of the Company’s formation.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1     Dissolving Events. The Company shall dissolve and its affairs shall be wound up in the manner hereinafter provided upon the first to occur of the following:

(a) the written consent of the Member; and

(b) any other event or circumstance which under applicable law would give rise to the dissolution of the Company, unless the Company’s existence is continued pursuant to the Act.

Section 9.2     Dissolution and Winding-Up. Upon the dissolution of the Company, the Member shall act as liquidator or may appoint one or more Persons as liquidator, and the liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Member. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:

(i) first, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by the Member to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Member or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent); (ii) second, to the payment of loans or advances that may have been made by the Member to the Company; and (iii) third, to the Member, provided that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full, and provided, further, that if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.

Section 9.3     Termination. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Article IX.

Section 9.4     Claims of the Member. The Member shall look solely to the Company’s assets for the return of its capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Member shall have no recourse against the Company.

ARTICLE X

MISCELLANEOUS

Section 10.1     Amendments. Amendments to this Agreement may be made only with the consent of the Member.

Section 10.2     Headings. The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.3     Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

Section 10.4     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

ARTICLE XI

DEFINITIONS

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Person” shall mean a current or former Member, Manager, an Affiliate of a current or former Member or Manager, any officer, director, manager, partner, employee, representative or agent of a current or former Member, Manager or any of their respective Affiliates, any current or former officer, employee or agent of the Company or any of its Subsidiaries, or any Person who is or was serving at the request of the Company as a director, manager, officer, employee, agent or trustee of another corporation, company, partnership, joint venture, trust, benefit plan or other enterprise.

“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity and its successors and permitted assigns.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body of such corporation or other Person is directly or indirectly owned or controlled by such Person.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

TGP HOLDINGS LP
By: TGP Holdings GP Corp, its general partner

By:	/s/ Barbara Burns
Name: Barbara Burns
Title: Vice President and Secretary

[Signature Page to TGPX Holdings I LLC Limited Liability Company Agreement]

SCHEDULE A

Member	Interests

TGP Holdings LP	10 Common Units

SCHEDULE B

Officers of the Company

Name	Title

James L. Ho	President and Treasurer

Benjamin Cannon	Assistant Secretary

Barbara Burns	Vice President and Secretary